UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 21, 2010

TERADATA CORPORATION

(Exact Name of Registrant Specified in Charter)

Commission File Number 001-33458

Delaware	75-3236470
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

10000 Innovation Drive

Dayton, Ohio 45342

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (866) 548-8348

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240, 14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240, 13e-4(c))

Item 101.	Entry into a Material Definitive Agreement.

On December 21, 2010, Teradata Corporation (“Teradata”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Aprimo, Inc. (“Aprimo”), a global provider of integrated marketing software solutions, and TDC Merger Sub, Inc. (“Merger Sub”), a wholly-owned subsidiary of Teradata.

Pursuant to the terms of the Merger Agreement and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into Aprimo, and Aprimo will become a wholly-owned subsidiary of Teradata (the “Merger”). The aggregate consideration payable with respect to all of the outstanding stock and derivative securities (including all outstanding warrants, stock options and restricted stock units) of Aprimo in the Merger is $525 million, subject to a downward adjustment for certain indebtedness as of the closing date, an upward adjustment for the proceeds from certain option and warrant exercises and an adjustment based on closing working capital (including cash but excluding deferred revenues and certain prepaid expenses), with a target centered on $50 million.

The Merger Agreement has been adopted and approved by Aprimo’s stockholders. Consummation of the Merger is subject to certain conditions, including the continuing accuracy of Aprimo and Teradata’s respective representations and warranties, the expiration or termination of any waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and any similar filings required in foreign jurisdictions and no occurrences that have a material adverse effect on Aprimo’s business, properties, financial condition or results of operations. The date for the closing of the Merger has not yet been determined, but is expected to occur in the first quarter of 2011.

In the Merger Agreement, Aprimo has made representations and warranties related to its business and operations and has agreed to specified covenants, including covenants relating to the conduct of its business between the date of the Merger Agreement and the closing of the Merger, restrictions on solicitation of proposals for alternative transactions, making governmental filings and other matters.

Under the Merger Agreement, a portion of the consideration payable in the Merger will be placed in escrow to cover any downward adjustment in the Merger consideration as a result of the working capital adjustment and Aprimo’s indemnification obligations under the Merger Agreement for breaches of representations, warranties and covenants made by Aprimo in the Merger Agreement that exceed a specified basket amount.

The Merger Agreement contains certain limited termination rights of both parties.

Forward Looking Statements

This filing and the attached earnings release contain forward-looking statements. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including the parties’ ability to consummate the transaction; the execution of integration plans; the conditions to the completion of the transaction, court approval or the regulatory approvals required for the transaction may not be obtained on the terms expected or on the anticipated schedule; the parties’ ability to meet expectations regarding the timing, completion and accounting treatments of the transaction; the possibility that the parties may be unable to achieve expected synergies and operating efficiencies in the arrangement within the expected time-frames or at all and to successfully integrate Aprimo’s operations into those of Teradata; such integration may be more difficult, time-consuming or costly than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; recurring revenue may decline or fail to be renewed; the retention of certain key employees of Aprimo may be difficult; Teradata and Aprimo are subject to intense competition and increased competition is expected in the future; fluctuations in foreign currencies could result in transaction losses and increased expenses; the volatility of the international marketplace. Risks, uncertainties and assumptions include the possibility that expected benefits may not materialize as expected; that the transaction may not be timely completed; that the parties are unable to successfully implement integration strategies; and other risks that are described in Teradata’s filings with the Commission.

Item 8.01.	Other Events.

On December 22, 2010, Teradata issued a press release announcing entry into the Merger Agreement, a copy of which is attached as Exhibit 99.1 to this Report and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following exhibit is attached with this current report on Form 8-K:

Exhibit No.	Description

99.1	Press Release of Teradata Corporation, dated December 22, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

Dated: December 22, 2010	By:	/s/ Laura K. Nyquist
Laura K. Nyquist General Counsel and Secretary

Index to Exhibits

Exhibit No.	Description

99.1	Press Release of Teradata Corporation, dated December 22, 2010.

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